EXHIBIT 23.1

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS (801) 532-2200 Fax (801) 532-7944 5 Triad Center, Suite 750 Salt Lake City, Utah 84180-1128 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
LDG, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated March 9, 2004 with respect to the December 31, 2003 and 2002 financial statements of LDG, Inc. in the Registration Statement on Form SB-2 relating to the registration of 9,680,000 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL
HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
February 5, 2005